                                     Registration No.333-109182 424(b)(3)

                                     Pricing Supplement No:400 Cusip:14912L2N0

                                     Dated:  February 8, 2005

     Caterpillar Financial Services Corporation

             Medium-Term Notes, Series F

                   (Floating Rate)

    With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:

$200,000,000          2.78% including the spread       $199,804,000

Original Issue Date:         Commission Fee:          Maturity Date:

02/11/2005                     $196,000                 02/12/2007

Dealer:                      Index Maturity              Spread +/-:

ABN-Amro $100 mm                Quarterly                   +0.01%

(DTC #5231)

Merrill Lynch $100 mm

(DTC #161)

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars               (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                        Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                           N/A

The Note is a:                                        Exchange Rate Agent          X Global Note                                     (if other than U.S.

        Certificated Note                                Bank Trust, N.A.): N/A         (only applicable if

       Specified Currency

       is other than U.S. dollars)                    Spread Multiplier: N/A

Interest Rate Basis or Bases: 3 Month LIBOR + 1 BP

LIBOR Source (only applicable if LIBOR Interest Rate Basis):

__Reuters       X Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar

Maximum Interest Rate:  N/A        Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 12th of February,

                       May, August and November (or next good Business

                       Day) modified following convention.

Initial payment due:  05/12/05.

Minimum Interest Rate: N/A

Interest Rate Reset Option: _Yes X No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate: N/A         Interest Payment Dates: N/A

Stated Maturity Extension Option: _ Yes X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Interest Payment Dates: Coupons will pay/reset on the 12th of February,

                       May, August and November (or next good Business

                       Day) modified following convention.

Initial payment due:  05/12/05.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                        Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                         aggregate principal

                         amount): 100%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change.  Prior to the date of this Pricing Supplement, $4,945.00 mm principal amount of the Notes had been sold at interest rates then in effect.

                       _________________________________

      Pricing Supplement to Prospectus Supplement dated November 06, 2003 and Prospectus dated October 15, 2003